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                                                               EXHIBIT (a)(1)(i)

  This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares. The Offer is made only by the Offer to Purchase dated December 17, 2004 and the related Letter of Transmittal.
 The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.

                          VAN KAMPEN SENIOR LOAN FUND

                      NOTICE OF OFFER TO PURCHASE FOR CASH
             A PORTION OF ITS ISSUED AND OUTSTANDING COMMON SHARES
                 AT NET ASSET VALUE PER CLASS OF COMMON SHARES

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
                            EASTERN TIME ON FRIDAY,
                JANUARY 21, 2005, UNLESS THE OFFER IS EXTENDED.

    Van Kampen Senior Loan Fund (the "Fund"), formerly known as Van Kampen Prime Rate Income Trust, is offering to purchase up to 20% of the aggregate of its issued and outstanding common shares of beneficial interest, par value of $0.01 per share, which are offered in two classes of shares designated Class B Shares and Class C Shares (collectively, "Common Shares"), at a price equal to the respective net asset value per class of Common Shares ("NAV") determined as of 5:00 pm Eastern Time on Friday, January 21, 2005, unless extended by action of the Fund's Board of Trustees. The tendering, acceptance and withdrawal of tenders are subject to the terms and conditions set forth in the Offer to Purchase dated December 17, 2004 and the related Letter of Transmittal (which together constitute the "Offer"). An early withdrawal charge will be imposed on most Class B Shares and Class C Shares accepted for payment that have been held for less than five years and one year, respectively. The NAV on December 3, 2004 was $9.05 for Class B Shares and $9.05 for Class C Shares. The purpose of the Offer is to attempt to provide liquidity to shareholders since the Fund is unaware of any secondary market which exists for the Common Shares. The Offer is not conditioned upon the tender of any minimum number of Common Shares, but is subject to certain conditions as set forth in the Offer.
    If more than the authorized percentage of Common Shares is duly tendered prior to the expiration of the Offer, the Fund presently intends to (assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in the Offer), but is under no obligation to, extend the Offer period, if necessary, and increase the number of Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period, or purchase the authorized percentage of Common Shares (or such greater number of Common Shares sought) on a pro rata basis.
    Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight Eastern Time on January 21, 2005, and, if not yet accepted for payment by the Fund, Common Shares may also be withdrawn after February 15, 2005.
    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
    Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal and any other tender offer document, may be directed to Van Kampen Funds Inc. at the address and telephone number below. Copies will be furnished promptly at no expense to you. Shareholders who do not own Common Shares directly may tender their Common Shares through their broker, dealer or nominee.

 THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT
   INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH
                             RESPECT TO THE OFFER.

                             VAN KAMPEN FUNDS INC.
       1 PARKVIEW PLAZA, P.O. BOX 5555 - OAKBROOK TERRACE, IL 60181-5555
                                  800-421-5666
             (Between the hours of 7:00 am to 7:00 pm Central Time)

                               December 17, 2004